EXHIBIT 99.1

CONCRETE PIPE & PRECAST, LLC

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2018

Report of Independent Auditors

The Board of Managers
Concrete Pipe & Precast, LLC

Report on the Financial Statements
We have audited the accompanying financial statements of Concrete Pipe & Precast, LLC, which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of income, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Concrete Pipe & Precast, LLC as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Houston, Texas
March 12, 2019

Independent Auditor’s Report

Board of Managers
Concrete Pipe & Precast, LLC

Report on the Financial Statements
We have audited the accompanying financial statements of Concrete Pipe & Precast, LLC (the “Company”), which comprise the statements of income, changes in members’ equity and cash flows for the year ended December 31, 2016, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Concrete Pipe & Precast, LLC for the year ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP

Houston, Texas
March 24, 2017

CONCRETE PIPE & PRECAST, LLC

BALANCE SHEETS
DECEMBER 31, 2018 and 2017

ASSETS
	2018	2017
CURRENT ASSETS
Cash	$170,265	$154,313
Trade accounts receivable - net	12,707,577	15,056,134
Inventories	19,584,290	18,372,105
Prepaid insurance and other assets	892,370	1,238,568
Due from affiliates	417	—
Non-trade notes receivable	—	897,435
Total current assets	33,354,919	35,718,555

PROPERTY, PLANT, AND EQUIPMENT - NET	61,529,473	65,756,256

OTHER ASSETS
Property held for sale	—	1,471,763
Deposits and other assets	99,847	121,838
Total other assets	99,847	1,593,601

Total Assets	$94,984,239	$103,068,412

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Cash overdraft	$702,032	$2,722,225
Accounts payable	7,912,802	6,976,737
Due to affiliates	87,358	331,318
Other current liabilities	1,988,612	2,197,606
Total current liabilities	10,690,804	12,227,886

LONG-TERM LIABILITIES
Notes payable	24,753,280	24,822,384
Total liabilities	35,444,084	37,050,270

Commitments and contingencies (see note 6 and note 8)

MEMBERS’ EQUITY	59,540,155	66,018,142
Total Liabilities and Members' Equity	$94,984,239	$103,068,412
The accompanying notes are an integral part of these financial statements

CONCRETE PIPE & PRECAST, LLC

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017, and 2016

	2018	2017	2016

Net sales	$140,494,299	$153,407,901	$153,345,289
Cost of sales	103,021,478	109,999,001	111,659,657
Gross profit	37,472,821	43,408,900	41,685,632

Operating Expenses
Selling expenses	4,530,571	4,402,662	4,298,678
General and administrative expenses	12,843,245	13,320,939	12,372,828
Other operating income	(471,151)	(385,740)	(315,713)
Income from Operations	20,570,156	26,071,039	25,329,839

Other income (expense)
Interest expense, net	(766,574)	(634,482)	(476,706)
Net income	$19,803,582	$25,436,557	$24,853,133

The accompanying notes are an integral part of these financial statements

CONCRETE PIPE & PRECAST, LLC

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017, and 2016

	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$19,803,582	$25,436,557	$24,853,133
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	7,082,851	7,211,784	7,104,282
Amortization of debt issuance costs	21,991	48,267	14,174
Amortization of intangibles	—	347	8,334
Bad debt expense (recovery)	(80,265)	(78,471)	121,860
Net loss (gain) on disposal of assets	(669,816)	112,910	(3,118)
Changes in working capital:
Trade accounts receivable	2,428,822	2,765,847	(2,789,749)
Inventories	(1,212,185)	(2,637,984)	(386,327)
Prepaids and other assets	346,198	216,880	(861,787)
Due from / to affiliates	(244,377)	198,816	23,774
Accounts payable and accrued expenses	727,071	(2,147,976)	2,431,386
Cash overdraft	(2,020,193)	540,558	286,946
Net cash provided by operating activities	26,183,679	31,667,535	30,802,908

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(3,020,894)	(5,899,647)	(4,811,478)
Proceeds from disposal of assets	2,306,405	—	318,319
Principal received on notes receivable	897,435	73,703	53,497
Net cash provided by (used in) investing activities	182,946	(5,825,944)	(4,439,662)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions paid	(26,281,569)	(27,434,820)	(26,656,309)
Net (repayments) proceeds on revolving line of credit	(69,104)	1,685,614	417,919
Loan origination costs	—	(109,963)	—
Net cash used in financing activities	(26,350,673)	(25,859,169)	(26,238,390)
NET INCREASE (DECREASE) IN CASH	15,952	(17,578)	124,856
CASH, BEGINNING OF YEAR	154,313	171,891	47,035
CASH, END OF YEAR	$170,265	$154,313	$171,891

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$744,322	$633,770	$476,706

The accompanying notes are an integral part of these financial statements

CONCRETE PIPE & PRECAST, LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017, and 2016

BALANCE AT JANUARY 1, 2016 (unaudited)	$69,819,581
Distributions	(26,656,309)
Net income	24,853,133
BALANCE AT DECEMBER 31, 2016	68,016,405
Distributions	(27,434,820)
Net income	25,436,557
BALANCE AT DECEMBER 31, 2017	66,018,142
Distributions	(26,281,569)
Net income	19,803,582
BALANCE AT DECEMBER 31, 2018	$59,540,155

The accompanying notes are an integral part of these financial statements

CONCRETE PIPE & PRECAST, LLC

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2018

1.NATURE OF BUSINESS

Concrete Pipe & Precast, LLC (“CP&P” or the “Company”) commenced operations on August 3, 2012, through a joint venture formation agreement by and between two pipe and precast companies; Americast, Inc., a Virginia corporation (“Americast”), and Hanson Pipe & Precast, LLC, a Delaware limited liability company (“Hanson”) (collectively, the “Members”). The Members formed CP&P, a limited liability company under the laws of the State of Delaware. Both Members made initial contributions of tangible and intangible assets such as human resources, inventory, and property, plant, and equipment at the formation of CP&P. On March 13, 2015, Forterra Pipe and Precast, LLC (“Forterra”) acquired Hanson’s interest in CP&P. As such, Forterra became a member of CP&P.

CP&P is engaged primarily in the manufacture, marketing, sale, and distribution of concrete pipe and precast products. Operations are primarily in Virginia, West Virginia, Maryland, North Carolina, Pennsylvania, South Carolina, and Georgia, with sales to contiguous states.

CP&P’s operating agreement stipulates how capital contributions, distributions, and income or losses of CP&P are to be allocated to each Member, which is not always in accordance with each Member’s respective ownership percentage. Each of the Member’s loss is limited to the amount of capital contributed. CP&P shall continue in existence until dissolved in accordance with the provisions of the agreement.

2.SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements and footnotes have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

Certain prior year numbers were reclassified to conform with current year presentation. Such reclassification had no impact on the previously reported results of operations.

Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The more significant estimates made by management relate to useful lives of property, plant, and equipment, inventory reserves, allowance for uncollectible accounts, and impairment of long-lived assets.

Cash and Cash Equivalents

For purposes of the statement of cash flows, CP&P considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash accounts in excess of federally-insured limits are subject to risk of loss.

Accounts and Notes Receivable

Accounts receivable, net consists of amounts billed to customers less an allowance for doubtful accounts. CP&P accounts for estimated uncollectible amounts by reducing earnings through a valuation allowance. This allowance is based on the judgment of management as to the estimated collectibility of the receivables balance at year end and is adjusted as experience, economic conditions, and other factors dictate. CP&P established an allowance for uncollectible

CONCRETE PIPE & PRECAST, LLC

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2018

accounts receivable of $415,000 and $831,647 as of December 31, 2018 and 2017, respectively, to report receivables at their net realizable value. Generally, accounts receivable balances are unsecured and subject to certain credit risks. However, certain accounts receivable balances are secured through liens or bonding agents.

Accounts receivable balances are considered delinquent once they are 90 days past due. Finance charges begin to accrue once an account is 30 days past due and continue to accrue regardless of status. Trade receivable balances that remain outstanding after CP&P has used reasonable collection efforts are written off by reducing accounts receivable and the valuation allowance.

Allowances for non-trade note receivable losses are determined primarily on the basis of management’s best estimate of probable losses, including specific allowances for known troubled accounts. Interest income on notes receivable is accrued monthly.

In October of 2014, CP&P obtained a non-trade note receivable related to the sale of property, plant, and equipment. The total principal balance of the note amounted to $1,050,000. The note accrued interest at an annual rate of 5.0% and required monthly payments of $6,138 beginning on December 1, 2014. In October 2017, the note was amended such that principal and all accrued interest was payable in full on January 31, 2018. All payments of principal and interest were current as of December 31, 2017. The note was secured by the respective property, plant, and equipment. The outstanding balance of the note was $897,435 at December 31, 2017 and was paid in full on January 19, 2018.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily receivables. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral other than partial advance payments or deposits from its customers on major projects.

Inventories

Inventories are valued at the lower of cost or net realizable value using several cost flow assumptions including FIFO (first-in, first-out method) and average cost.

Property, Plant, and Equipment

All initial capital contributions of property, plant, and equipment by each Member were contributed at that Member’s respective book values. Property, plant, and equipment is recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

Estimated Useful
Lives in Years

Buildings and improvements	15 - 39
Machinery and equipment	5 - 20
Vehicles and delivery equipment	5 - 12
Office equipment	3 - 7

Depreciation expense, included in cost of sales and general and administrative expenses on the statements of income, were $7,082,851 in 2018, $7,211,784 in 2017, and $7,104,282 in 2016.

CONCRETE PIPE & PRECAST, LLC

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2018

The Company evaluates the recoverability of its long-lived assets in accordance with the provisions in Accounting Standards Codification ("ASC") 360, Property, Plant, and Equipment ("ASC 360"). ASC 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. No indication of impairment existed during any of the years presented. Such evaluations for impairment are significantly impacted by estimates of future prices for the Company’s products, capital needs, economic trends in the construction sector, and other factors. If such assets are considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell.

Property Held for Sale

Individual long-lived assets to be disposed of by sale are classified as assets held for sale if the following criteria are met:

•	Management, having the authority to approve the action, commits to a plan to sell;

•	The asset or asset group is available for immediate sale in its present condition;

•	An active program to locate a buyer and other actions required to complete the plan to sell have been initiated;

•	Actions required to complete the sale indicate that is it unlikely that significant changes to the plan will be made or that the plan will be withdrawn; and
•The sale is probable to qualify for recognition as a completed sale within one year.

Assets held for sale are carried at the lower of their carrying amount or fair value less costs to sell and are presented separately on the face of the balance sheet. Assets classified as held for sale are no longer depreciated. Property held for sale was $0 and $1,471,763 as of December 31, 2018 and 2017, respectively.

Shipping and Handling Costs

Shipping and handling costs are included in cost of sales on the statements of income. Delivery revenue is included in net sales on the statements of income.

Income Taxes

CP&P is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its Members. All state income taxes are passed through to the Members also. Therefore, no income tax expense or liability is recorded in the accompanying financial statements.

CP&P has reviewed and evaluated the relevant technical merits of each of its tax positions in accordance with guidance established by the Financial Accounting Standards Board (FASB) and determined that there are no uncertain tax positions that would have a material impact on the financial statements of CP&P. The open tax years related to state tax filings are 2013 – 2017 and will expire in 2017 – 2021. When and if applicable, potential interest and penalty costs are accrued as incurred with expenses recognized in general and administrative expenses on the statements of income.

Revenue Recognition

Substantially all of CP&P’s revenue contracts are single performance obligations for the sale of products. A majority of revenue recognized by the Company is recognized at the time control is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for the products. The Company considers several indicators for the transfer of control to its customers, including the significant risks and rewards of ownership of products, the Company's right to payment and the legal title of the products. Based upon the assessment of control

CONCRETE PIPE & PRECAST, LLC

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2018

indicators, sales to trade customers and distributors are generally recognized when products are delivered to customers. In most cases, the final delivery to the customers is within the same day that the shipment is picked up by a third party hauler.

All variable consideration that may affect the total transaction price, including contractual discounts, rebates, returns and credits are included in net sales. Estimates for variable consideration are based on historical experience, anticipated performance and management's judgment.

Sales Taxes

CP&P collects sales tax from customers and remits the entire amount to the taxing jurisdictions. CP&P’s accounting policy is to exclude the tax collected and remitted to the taxing jurisdictions from revenues and cost of sales.

Fair Value

CP&P follows current accounting standards relating to fair value measurements and disclosures, which define fair value, establish guidelines for measuring fair value, establish a framework for measuring fair value, and expand disclosures regarding fair value measurement. The Company’s financial instruments consist primarily of cash, trade receivables, accounts payable, accrued expenses, and debt. The carrying value of the Company’s financial instruments approximates the fair value due to their highly liquid nature, short-term maturity, or competitive rates assigned to these financial instruments.

Members’ Equity

At the formation of CP&P, each member received 500 common voting units. As of December 31, 2018, each Member has 500 common units. Income and losses are allocated to the members based upon their relative share of common units, with the exception that depreciation, gains, and losses related to property, plant, and equipment as part of the initial contribution to CP&P are allocated back to the Members who originally contributed the assets. Depreciation, gains, and losses related to property, plant, and equipment acquired subsequent to the formation of CP&P are allocated based on common units.

CP&P distributes cash to the Members in an amount equal to the estimated tax amount on its taxable income. All distributions are divided equally among the Members.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Updates (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) and issued subsequent amendments to the initial guidance. ASC Topic 606 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition. The new guidance outlines a single comprehensive model for accounting for revenue arising from contracts with customers. This guidance requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. The guidance is effective for interim and annual reporting periods for private companies beginning after December 15, 2018. The standard may be applied retrospectively to each prior period presented (full retrospective method) or retrospectively with the cumulative effect recognized as of the date of initial application (modified retrospective method). The Company will adopt the new revenue guidance effective January 1, 2019 using the modified retrospective method. The Company is substantially complete with its evaluation of the effect that the adoption will have on its financial statements. Due to the nature of our business, the Company expects the timing of its revenue recognition to generally remain the same under the new standard as compared to the guidance under ASC Topic 605, and the Company currently does not anticipate the adoption will have a material effect on its financial statements.

CONCRETE PIPE & PRECAST, LLC

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2018

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), amending the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The amendments in this update are effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early adoption is permitted as of the standard’s issuance date. ASU 2016-02 requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company believes this ASU will have a material impact on our financial statements as it will result in most of the Company’s leases and associated assets being presented on the balance sheet.

In August 2016, the FASB issued ASU 2016-15, Statements of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, providing clarifications as to the presentation and classification in the cash flows of eight specific issues, including but not limited to prepayment of debt or debt extinguishment costs and contingent consideration payments made after a business combination. The Company adopted this standard on January 1, 2019. The adoption of the ASU can have an impact on the Company's cash flow presentation in future periods.

Subsequent Events

Management has evaluated subsequent events through March 12, 2019, which is the date the financial statements were available to be issued.

3.INVENTORIES

Inventories consisted of the following at December 31:

	2018	2017

Finished goods	$15,595,655	$15,570,871
Raw materials	3,950,455	2,640,981
Supplies	38,180	160,253
Total inventories	$19,584,290	$18,372,105

4.PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consisted of the following at December 31:

	2018	2017

Land, buildings, and improvements	$46,811,688	$46,537,950
Machinery and equipment	111,622,852	110,143,078
Vehicles and delivery equipment	778,851	788,421
Office equipment	1,245,070	1,245,071
Assets under development	1,430,419	658,135
Total	161,888,880	159,372,655
Less: Accumulated depreciation	(100,359,407)	(93,616,399)
Net property, plant, and equipment	$61,529,473	$65,756,256

CONCRETE PIPE & PRECAST, LLC

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2018

5.NOTES PAYABLE

On July 9, 2014, CP&P refinanced its Bank of America ("BoA") debt through a Wells Fargo Bank revolving line of credit ("WF Revolver"). The monthly payments of accrued interest are based on an interest rate equal to the LIBOR rate plus an applicable margin based on performance. CP&P is also subject to an unused commitment fee on the WF Revolver as defined in the credit agreement with Wells Fargo. The WF Revolver’s original credit limit of $35,000,000 is reduced by $600,000 every quarter beginning with the quarter ended September 30, 2014. The borrowings from the WF Revolver were used to pay off the BoA debt and provide additional liquidity.

Effective June 1, 2017, the Company amended its WF Revolver in its Second Amended and Restated Credit Agreement with Wells Fargo Bank ("Amended WF Revolver"). Per the terms of the Amended WF Revolver, interest is payable monthly at a rate equal to LIBOR plus an applicable margin based upon performance. The Amended WF Revolver also includes an unused commitment fee. The credit limit is the lower of $40,000,000 or the Company's borrowing base, as defined in the amended credit agreement. Availability on the Amended WF Revolver as of December 31, 2018, was $15,214,920 based on draws, outstanding letters of credit, and the allowable borrowing base. The Amended WF Revolver becomes due on May 31, 2022.

Effective December 19, 2018, the Company entered into the First Amendment to the Amended WF Revolver to, among other things, replace one of the loan covenants of basic Fixed Charge Coverage Ratio with Tangible Net worth (as defined in the First amendment).

The WF Revolver is secured by certain real property and all machinery and equipment, vehicles and delivery equipment, office equipment, other personal property, accounts receivable, general intangibles, and inventory.

The outstanding balance of the WF Revolver consisted of the following at December 31:

	2018	2017

Current portion	$—	$—
Long-term portion	24,753,280	24,822,384
Notes payable	$24,753,280	$24,822,384

CP&P is subject to three loan covenants: a Funded Debt to EBITDA (earnings before interest, taxes, depreciation, and amortization) Ratio, a Fixed Charge Coverage Ratio considering only tax distributions, and a Tangible Net Worth (as defined in the First Amendment). CP&P was in compliance with all financial loan covenants as of December 31, 2018 and December 31, 2017.

6.PROFIT SHARING PLANS AND COLLECTIVE BARGAINING AGREEMENT

CP&P has adopted a plan allowing all qualified employees to invest a portion of their current earnings in an employees’ 401(k) retirement fund. CP&P matches a portion of the elective contributions made by the employees based on the terms of the plan. CP&P may also, at its sole discretion, make additional contributions for all eligible employees. Employer contributions to the plan amounted to approximately $899,000 in 2018, $907,000 in 2017, and $835,000 in 2016.

CP&P entered into a collective bargaining agreement on August 28, 2012, with the union workforce at one production facility. The terms of the current agreement are up for renewal on August 28, 2021. Approximately 5% of the total production workforce is covered under this agreement as of December 2018.

CONCRETE PIPE & PRECAST, LLC

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2018

7.RELATED PARTY TRANSACTIONS

CP&P, in its ordinary course of business, sells products to Americast, Eagle Corporation (Americast’s parent company, or “Eagle”), as well as Eagle’s other subsidiaries. CP&P also purchases products and services from subsidiaries of Eagle and subsidiaries of Forterra.

On August 3, 2012, CP&P entered into a Management Services Agreement with Eagle. For a monthly fee, Eagle is providing general and administrative services including information technology, payroll processing, 401(k) profit sharing plan management, and insurance coverage allocations. The agreement is subject to a Consumer Price Index (CPI) adjustment beginning in 2015. The agreement will automatically renew annually until terminated as described in the agreement.

Following table summarizes the related party transactions between CP&P and its affiliates during the years ended December 31, 2018, 2017 and 2016:

	2018	2017	2016

Sale of products to affiliates	$37,490	$104,024	$107,000
Purchase of products and services from affiliates	340,291	464,371	489,000
Management fees paid to affiliates	529,842	513,220	513,220

During 2018, CP&P sold certain properties at its Hanover Plant in Ashland, Virginia, to an affiliate of Eagle, for cash proceeds of $2,000,000.  As of December 31, 2017, such properties were classified as assets held for sale.

The amount due from / to affiliates on the balance sheets as of December 31, 2018 and 2017 were the results of the transactions disclosed above.

8.COMMITMENTS AND CONTINGENT LIABILITIES

The Company is involved in legal proceedings and litigation in the ordinary course of business.  In the opinion of management, the outcome of such matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.  The Company previously received a claim related to performance under certain contract.  As of December 31, 2017, the Company recorded a reserve related to this matter of approximately $350,000.  Such claim was settled in February 2018 for an amount materially the same as what was reserved as of December 31, 2017. Other than routine litigation incidental to the Company’s business, there are no other material legal proceedings to which the Company is a party or to which any of the Company’s properties are subject.

Self-Insurance

CP&P participates in self-funding programs for workers’ compensation and liability insurance. The plans are administered by insurance companies who determine current funding requirements. CP&P has individual and aggregate stop-loss arrangements with the insurance companies to cover substantial claims. CP&P has approximately $55,000 at December 31, 2018, and $106,000 at December 31, 2017, as an estimated self-insurance liability.

CONCRETE PIPE & PRECAST, LLC

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2018

Operating Leases

CP&P is obligated under various non-cancellable operating leases for property, equipment, vehicles, and computers, which have varying terms. Lease expense under these agreements approximated $1,048,000 in 2018, $1,026,000 in 2017, and $941,000 in 2016.

Approximate minimum future operating lease rental payments required for the five-year period subsequent to December 31, 2018, are as follows:

2019	$465,000
2020	323,000
2021	244,000
2022	118,000
2023 and thereafter	47,000
Total	$1,197,000